(d)(2)(M)(iii)

June 11, 2010

Mr. George Poorman

Managing Director

National Sales Manager

Wells Capital Management Inc.

100 Heritage Reserve, 2nd Floor

Menomonee Falls, WI  53051

RE:          ING Wells Fargo Omega Growth Portfolio

Dear Mr. Poorman:

Today the Board of Trustees (the “Board”) of ING Investors Trust approved the sub-adviser change for ING Wells Fargo Omega Growth Portfolio (the “Portfolio”).  Today the Board also voted to replace Wells Capital Management Inc. (“Wells Capital Management”) as Sub-Adviser to the Portfolio and to terminate the current Portfolio Management Agreement (the “Agreement”) with Wells Capital Management with respect to the Portfolio, effective at the close of business on June 11, 2010.

Pursuant to Section 16 of the Agreement, the Agreement may be terminated with respect to the Portfolio at any time, without penalty, by the Board, upon 60 days’ written notice to Wells Capital Management.  By signing below, you hereby agree to waive Wells Capital Management’s right to the 60 days’ prior notice of termination that is contemplated under Section 16 of the Agreement.

In view of the above, the Agreement will terminate, with respect to the Portfolio, in accordance with Section 16 of the Agreement, effective at the close of business on June 11, 2010.  We will be contacting you to facilitate a smooth transition, and we look forward to your cooperation in this regard.  As a reminder, Wells Capital Management will still need to complete the monthly Portfolio Manager Checklist and any additional month- and/or quarter-end reports with respect to the Portfolio for the period up to the date of the termination on June 11, 2010.  We note that this does not affect the sub-advisory relationship with Wells Capital Management with respect to ING Wells Fargo Health Care Portfolio, a series of ING Investors Trust that is also on the Agreement.

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7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investors Trust

Finally, I want to thank you for your support throughout this process and dedication to the Portfolio.  We continue to value our relationship with your firm.

Very truly yours,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investors Trust

ACCEPTED AND AGREED TO:
Wells Capital Management Inc.

By:	/s/ Matt Mavotz
Name:	Matt Mavotz
Title:	Client Service Manager, Duly Authorized

cc: Ms. Christine James